EXHIBIT 99.1

Home BancShares, Inc. Announces Conversion of Preferred A and Preferred B Shares Into Common Shares

CONWAY, Ark., July 25, 2006 (PRIMEZONE) -- Home BancShares, Inc. (Nasdaq:HOMB) today announced that its Board of Directors authorized the redemption and conversion of the issued and outstanding shares of Home BancShares' Class A Preferred Stock and Class B Preferred Stock into Home BancShares Common Stock, effective as of August 1, 2006.

The holders of shares of Class A Preferred Stock will receive 0.789474 of Home BancShares Common Stock for each share of Class A Preferred Stock owned, plus a check for the pro rata amount of the third quarter Class A Preferred Stock dividend accrued through July 31, 2006. The Class A Preferred shareholders will not receive fractional shares, instead they will receive cash at a rate of $12.67 times the fraction of a share they otherwise would be entitled to.

The holders of shares of Class B Preferred Stock will receive three shares of Home BancShares Common Stock for each share of Class B Preferred Stock owned, plus a check for the pro rata amount of the third quarter Class B Preferred Stock dividend accrued through July 31, 2006.

Upon conversion of the preferred stock, Home BancShares outstanding common stock will increase approximately 2,160,000 shares to 16,807,000 shares from the 14,647,000 currently outstanding. The Class A and Class B preferred stock will account for approximately 1,651,000 shares and 509,000 shares of the increase, respectively.

Home BancShares, Inc. trades on the NASDAQ National Market under the symbol "HOMB". The Company is a financial holding company, headquartered in Conway, Arkansas, with five wholly owned bank subsidiaries that provide a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities. Three of the bank subsidiaries are located in the central Arkansas market area, a fourth serves Stone County in north central Arkansas, and a fifth serves the Florida Keys and southwestern Florida.

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares Inc.'s financial results is included in its Form S-1 filing with the Securities and Exchange Commission.

CONTACT:  Home BancShares, Inc.
          Brian S. Davis, Director of Financial Reporting
          (501) 328-4770